Exhibit 99.1

FOR IMMEDIATE RELEASE

Pamela M. Murphy

Vice President, Investor Relations & Corporate Communications

302/498-6944

Incyte Reports Second Quarter 2009 Financial Results and

Provides Update on Drug Development Programs

Conference Call Scheduled Today at 8:30 a.m. ET

WILMINGTON, DE - July 30, 2009 - Incyte Corporation (Nasdaq:INCY) today reported second quarter 2009 financial results and provided an update on its highest priority clinical programs.

“With the Phase III registration trials for our lead JAK1/JAK2 inhibitor, INCB18424, now underway in both the U.S. and Europe; the launch of a six-month Phase II trial for our second JAK1/JAK2 inhibitor, INCB28050, in rheumatoid arthritis; the release of positive Phase IIb results for our 11beta-HSD1 inhibitor for type 2 diabetes; and the expected release of Phase IIb results for topical INCB18424 in psoriasis later this summer, we have made substantial progress building our pipeline.  I believe we are in a strong position to create and capture value from these programs both on our own and through strategic partnerships,” stated Paul A. Friedman, M.D., Incyte’s President and Chief Executive Officer.

Below is a summary of recent developments for our most advanced product candidates:

Janus Kinase (JAK) Inhibitor Program

INCB18424: (oral formulation) Myelofibrosis, Polycythemia Vera and Essential Thrombocythemia

•                  Agreement reached with the U.S. Food and Drug Administration (FDA) for a Special Protocol Assessment (SPA) for INCB18424 as a treatment in myelofibrosis (MF).

•                  Announcement that the Phase III trial under the SPA, COMFORT-I, is expected to begin patient enrollment in August and involve 240 patients with primary myelofibrosis (PMF), post polycythemia vera myelofibrosis (PPV-MF) and post essential thrombocythemia myelofibrosis (PET-MF).

COMFORT-I is scheduled to include over 90 clinical sites in the U.S., Canada and Australia.

•                  Initiation of a second Phase III trial, COMFORT-II, in Europe began enrolling patients in July and is expected to enroll 150 patients in approximately 70 clinical sites.

INCB18424: (topical formulation) Psoriasis and Other Inflammatory Conditions of the Skin

•                  Completed a three-month multiple-dose Phase IIb trial in patients with mild to moderate psoriasis.  Results from this trial are expected later this summer.

INCB28050: JAK Inhibitor Compound for Rheumatoid Arthritis and Other Inflammatory Conditions

•                  Initiated a six-month double-blind placebo-controlled dose-ranging Phase II trial that is scheduled to include 100 patients with active rheumatoid arthritis who have had inadequate response to currently available disease modifying therapies.

11beta-HSD1 Inhibitor Program

INCB13739: Type 2 Diabetes

•                  Presented clinical results at the American Diabetes Association 69th Scientific Sessions from a 3-month placebo-controlled, dose-ranging Phase IIb trial involving over 300 patients with type 2 diabetes which demonstrated that treatment with once-daily doses of INCB13739 significantly  improved glycemic control, as measured by hemoglobin A1c, insulin sensitivity and total-cholesterol levels.

Sheddase Inhibitor Program

INCB7839: Breast Cancer

•                  Continued enrollment of a Phase II trial in combination with Herceptin(R) in breast cancer patients.  We expect to present results from this trial at the San Antonio Breast Cancer Symposium in December 2009.

Second Quarter 2009 Financial Results

Cash Position

As of June 30, 2009, cash, short-term and long-term marketable securities totaled $147.5 million, compared to $217.8 million as of December 31, 2008.

During the six months ended June 30, 2009, we used $70.3 million in cash and marketable securities. Cash use guidance of $122 to $128 million for 2009 remains unchanged.

Revenues

Total revenues for the quarter ended June 30, 2009 were $0.8 million as compared to $0.6 million for the same period in 2008. Total revenues for the six months ended June 30, 2009 were $1.5 million, as compared to $1.9 million for the same period in 2008.

Net Loss

The net loss for the quarter ended June 30, 2009 was $40.0 million, or $0.41 per share, as compared to $45.6 million, or $0.54 per share, for the same period in 2008.

The net loss for the six months ended June 30, 2009 was $80.1 million, or $0.82 per share, as compared to $85.7 million or $1.01 per share, for the same period in 2008.

Included in the net loss for the quarter and the six months ended June 30, 2009 were $2.5 million and $5.9 million, respectively, of non-cash expense related to the impact of expensing share-based payments, including employee stock options, as compared to $3.9 million and $7.3 million, respectively, for the same periods in 2008.

Operating Expenses

Research and development expenses for the quarter ended June 30, 2009 were $29.0 million, as compared to $38.1 million for the same period last year. Research and development expenses for the six months ended June 30, 2009 were $58.6 million, as compared to $71.1 million for the same period last year.   The decrease in research and development expenses was due to prioritization of our pipeline to focus on products we believe have a greater likelihood of creating near-term value.  We expect our research and development expenses to vary from quarter to quarter, primarily due to the timing of our clinical development activities.

Included in research and development expenses for the quarter and the six months ended June 30, 2009 were $1.8 million and $4.2 million, respectively, of non-cash expense related to the impact of expensing share-based payments, including employee stock options, as compared to $2.9 million and $5.3 million, respectively, for the same periods in 2008.

Selling, general and administrative expenses for the quarter and the six months ended June 30, 2009 were $4.1 million and $8.9 million, respectively, as compared to $4.1 million and $8.5 million, respectively, for the same periods in 2008.  Increased selling, general and administrative expenses for the six months ended June 30, 2009 reflected our initial sales and marketing preparations for the potential commercialization of INCB18424 for myeloproliferative disorders.  Also included in  selling, general and administrative expenses for the quarter and the six months ended June 30, 2009 were $0.7 million and $1.7 million, respectively, of non-cash expense related to the impact of expensing share-based payments, including employee stock options, as compared to $1.0 million and $2.0 million, respectively, for the same periods in 2008.

Interest Income (Expense)

Interest income for the quarter and the six months ended June 30, 2009 was $0.4 million and $0.9 million, respectively, as compared to $1.4 million and $3.5 million, respectively, for the same periods in 2008.  The decrease was due to a lower average cash balance and a lower yield for the three and six months ended June 30, 2009 as compared to the corresponding periods in 2008.  Included in interest and other income (expense), net for the three and six months ended June 30, 2009 was a $1.3 million non-cash charge recognized pursuant to the provisions of SFAS 115 and FASB Staff Position FAS 115-2 Recognition and Presentation of Other-Than-Temporary Impairments.

Interest expense for the quarter and the six months ended June 30, 2009 was $6.4 million and $12.7 million, respectively, as compared to $6.2 million and $12.4 million, respectively, for the same periods in 2008. Included in interest expense for the quarter and the six months ended June 30, 2009, was $2.3 million and $4.6 million, respectively, of non-cash charges to amortize the original issue discount of our 3 1/2% Convertible Senior Notes.

Conference Call Information

Incyte will hold its second quarter 2009 financial results conference call this morning at 8:30 a.m. ET Thursday, July 30, 2009.  To access the conference call, please dial 877-407-8037 for domestic callers or 201-689-8037 for international callers. When prompted, provide the passcode, which is 328036.

If you are unable to participate, a replay of the conference call, when made available, will be available for thirty days.  The replay dial-in number for the U.S. is 877-660-6853 and dial-in number for international callers is 201-612-7415.  To access the replay you will need the conference account number 278 and the ID number 328036.

The conference call will also be webcast live on CCBN and can be accessed at www.incyte.com under Investor Relations, Events and Webcasts.  When available, the conference call replay can also be accessed at www.incyte.com under Investor Relations, Events and Webcasts.

About Incyte

Incyte Corporation is a Wilmington, Delaware-based drug discovery and development company focused on developing proprietary small molecule drugs for oncology, inflammation and diabetes.  Incyte’s most advanced compound, INCB18424, is in Phase III development for myelofibrosis.  For additional information on Incyte, visit the Company’s web site at www.incyte.com.

Forward-Looking Statements

Except for the historical information contained herein, the matters set forth in this press release, including statements with respect to our belief that we are in a strong position to create and capture value from our clinical programs both on our own and through strategic partnerships, the expected times to begin enrollment of patients in COMFORT-I, the expected number of clinical sites and patients for COMFORT-I and the expected number of patients and clinical sites for COMFORT-II, the expectation of final results from the Phase IIb trial for topical INCB18424 in psoriasis in the summer of 2009, the expected number of patients in our Phase II program for INCB28050, our JAK1/JAK2 inhibitor compound for rheumatoid arthritis patients who have had inadequate response to currently available disease modifying therapies, the expected presentation of results from our sheddase inhibitor program for breast cancer in December, financial guidance about expected cash use, and expectations regarding variations in our quarterly research and development expenses, are all forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the high degree of risk associated with drug development and clinical trials, the uncertainty and potential problems that may arise in the regulatory approval processes, uncertainty regarding the timing of patient enrollment in the COMFORT-I trial, Incyte’s ability to enroll a sufficient number of patients for the COMFORT-I and COMFORT-II clinical trials in a timely manner or at all, unanticipated developments in the efficacy or safety of our compounds in clinical trials, results of further research and development, the impact of competition and of technological advances and the ability of Incyte to compete against parties with greater financial or other resources, Incyte’s ability to enroll a sufficient number of patients for its clinical trials, and other risks detailed from time to time in Incyte’s filings with the Securities and Exchange Commission, including its Quarterly Report on Form 10-Q for the quarter ended March 31, 2009.  Financial guidance regarding cash use excludes any effects of strategic collaboration or capital market activities, including activities with respect to outstanding convertible notes.  Incyte disclaims any intent or obligation to update these forward-looking statements.

INCYTE CORPORATION

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Revenues:
Contract revenues	$—	$57	$—	$644
License and royalty revenues	789	557	1,460	1,276

Total revenues	789	614	1,460	1,920

Costs and expenses:
Research and development	29,035	38,132	58,622	71,087
Selling, general and administrative	4,086	4,103	8,906	8,456
Other expenses	406	(918)	915	(795)

Total costs and expenses	33,527	41,317	68,443	78,748

Loss from operations	(32,738)	(40,703)	(66,983)	(76,828)
Interest and other income (expense), net	(915)	1,353	(368)	3,493
Interest expense	(6,382)	(6,213)	(12,720)	(12,386)

Net loss	$(40,035)	$(45,563)	$(80,071)	$(85,721)

Basic and diluted net loss per share	$(0.41)	$(0.54)	$(0.82)	$(1.01)

Shares used in computing basic and diluted net loss per share	97,643	84,871	97,491	84,736

INCYTE CORPORATION

Condensed Consolidated Balance Sheet Data

(in thousands)

	June 30, 2009	December 31, 2008

Cash, cash equivalents, and short-term and long-term marketable securities	$147,485	$217,783
Total assets	159,016	232,388
Convertible senior notes	135,598	130,969
Convertible subordinated notes	265,627	265,198
Total stockholders’ deficit	(291,430)	(220,750)